EXHIBIT 99.1

Turner Venture Group Announces Completed Acquisition of Bloomi Labs LLC

Kerrville, Texas - October 9, 2020 -- Accesswire Announcement -- Turner Valley Oil and Gas, Inc. (the “Company”) (“Turner”) (OTC: TVOG), now doing business as Turner Venture Group, Inc., is pleased to announce the 100% acquisition of Bloomi Labs LLC in an all equity for equity transaction. Bloomi Labs LLC is a proprietary CBD product development company with a flagship product called BloomiClean™ a ethyl-based hand sanitizer infused with 100 mg of CBD, aloe vera and vitamin E.

BLOOMI LABS LLC

BloomiClean™ is made using organic products, with CBD from an Illinois hemp farm, which is THC-free and produced in a FDA qualified facility. The product is turn-key for retail sales, online sales and the marketing strategy has been initiated with an official launch date soon. Turner has cultivated multiple social media influencers and celebrity relationships as well as major corporate retail operatives from drug stores, CBD shops, beauty supply and many others that are eager to forge distribution relationships. Retail distribution expansion efforts have been developed with a significant network of distributors is being formed to map out new markets and build the supply chain efforts.

Bloomi Labs LLC is pleased to announce it signed a special manufacturing agreement with a confidential St. Louis manufacturer to provide products at cost, in exchange for a profit sharing agreement, which requires no issuance of stock from Turner. This way parties are aligned in helping to drive down costs and increase volumes. Currently maximum capacity is 30,000 bottles per month.

Distributors, retail shops, influencers, consumers or otherwise interested parties should contact Rick Hupe at info@BloomiClean.com

MARKET SIZE

“Global hand sanitizer Market was valued at US$ 2.6 billion in 2019 and is anticipated to witness very high growth in 2020 and would reach a market size of US$ 15.3 billion by the end of 2020. Further, the market is expected to witness a compound annual growth rate (CAGR) of 9.15% during the 2021-2026 period.”

For more information: https://www.prnewswire.com/news-releases/hand-sanitizer-market-size-worth-us-15-3-billion-by-2026-cagr-9-15-univdatos-market-insights-301111046.html

“The global cannabidiol market was valued at USD 4.6 billion in 2018 and is expected to grow at a compound annual growth rate (CAGR) of 22.2% from 2019 to 2025 reaching USD 23.6 billion. The demand for cannabidiol (CBD) for medical and wellness purposes is high due to its healing properties, which is the key factor driving the growth of the market. Moreover, growing product adoption and utilization owing to government approvals is a major factor anticipated to drive the demand for cannabidiol infused products.”

1

For more information: https://www.grandviewresearch.com/industry-analysis/cannabidiol-cbd-market

ACQUISITION PLAN

The Company is operating as a Venture Holding Company that acquires equity interests in innovative products and companies within the health, wellness, sanitation, infrastructure and critical supply chain segments. The Company’s second planned acquisition is a supply chain and ecommerce company. This Company comes with major distribution agreements with established labs and manufacturers for critical supplies for its commercial client lists. Completion of these contracts are expected to be announced in the near future.

“We are pleased to have completed Phase 1 and launched Phase 2 including the completion of the acquisition of Bloomi Labs, LLC. This brings us to a revenue producing company, which while early stage, has a lot of upside potential based on the existing marketing plans,” CEO James B. Smith stated in regards to progress toward previously outlined Company milestones.

Please refer to most recent website announcements for more information:

https://tvoginc.com/2020/06/turner-announces-corporate-updates-and-advancement-plan/

https://tvoginc.com/2020/07/turner-venture-group-announces-settlement-of-convertible-debts/

https://tvoginc.com/2020/09/turner-venture-group-announces-settlement-of-former-management-debts/

https://tvoginc.com/2020/09/turner-venture-group-announces-completion-of-otc-markets-filings-and-obtained-pink-current-information/

2

About Turner Valley Oil and Gas, Inc.

Turner (OTC:TVOG) is a Venture Holding Company that acquires equity interests in innovative products and companies within the health, wellness, sanitation, infrastructure and supply chain technology segments. Turner’s cornerstone acquisition of Bloomi Labs, LLC has proprietary formulation of a CBD Hand Sanitizer manufactured domestically.

Disclosures

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

Key Links:

OTCMarkets Profile:	http://www.otcmarkets.com/stock/TVOG/profile
Full Disclaimer:	https://TVOGinc.com/contactus/disclaimer/
Corporate Website:	http://TVOGInc.com
Twitter:	http://twitter.com/tvoginc

Contacts:

James B. Smith, CEO, Chairman

Turner Valley Oil And Gas, Inc.

D.B.A. Turner Venture Group, Inc.

Address:	317 Sidney Baker South Suite 400-264 Kerrville, TX 78028
Phone:	1-281-826-4289
Email:	TurnerVentureGroupInc@gmail.com

3